PROSPECTUS SUPPLEMENT NO. 4

To Prospectus dated April 20, 2023

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-266683

PROKIDNEY CORP.

Up to 239,448,300 Class A Ordinary Shares

This prospectus supplement no. 4 supplements the prospectus dated April 20, 2023, as supplemented from time to time (the “Prospectus”), relating to (i) the resale from time to time by certain of the selling securityholders named in the Prospectus (the “Selling Securityholders”) of 6,890,000 Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”) of ProKidney Corp. (formerly known as Social Capital Suvretta Holdings Corp. III, “SCS” or the “Company”), collectively held by certain holders of the Company’s securities (the “Holders”) party to that certain Amended and Restated Registration Rights Agreement, dated as of July 11, 2022, by and among the Company, SCS Sponsor III LLC (the “Sponsor”), and the Holders (the “Amended and Restated Registration Rights Agreement”), their permitted transferees and certain Additional Holders (as defined in the Amended and Restated Registration Rights Agreement); (ii) the resale from time to time of 180,000,000 Class A ordinary shares issued or issuable to former holders of units in ProKidney LP pursuant to that certain Exchange Agreement, dated as of July 11, 2022, by and among the Company, ProKidney LP, and certain holders of the Company’s securities party thereto (the “Exchange Agreement”); (iii) the resale from time to time by certain of the Selling Securityholders of 52,508,300 Class A ordinary shares, purchased by certain investors at a purchase price of $10.00 per share, pursuant to subscription agreements with the Company; and (iv) the issuance by us and the resale from time to time by certain of the Selling Securityholders of 50,000 Class A ordinary shares reserved for issuance upon the settlement of restricted stock units.

The Prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in the Prospectus.

We will not receive any proceeds from the sale of Class A ordinary shares by the Selling Securityholders. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to the Prospectus.

We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by the Prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution” in the Prospectus.

This prospectus supplement incorporates into the Prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on July 18, 2023.

You should read this prospectus supplement in conjunction with the Prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “PROK.” On July 25, 2023, the closing price of our Class A ordinary shares was $11.51.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus and in the documents that are incorporated by reference in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement of the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 25, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2023

PROKIDNEY CORP.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-40560	98-1586514
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Frontis Plaza Blvd. Suite 250
Winston-Salem, North Carolina		27103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 336 999-7029

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, $0.0001 par value per share	PROK	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously announced, on June 13, 2023, ProKidney Corp. (the “Company”) announced it had entered into an agreement to purchase a 210,000 square foot facility and approximately 22 acres of land in Greensboro, N.C. to support the Company’s future commercial manufacturing needs for REACT®, its proprietary REnal Autologous Cell Therapy, currently in Phase 3 development for the treatment of diabetic chronic kidney disease. On July 17, 2023, the Company completed the closing of the purchase, and on July 18, 2023, the Company issued a press release announcing the closing.

A copy of the press release announcing the closing of the purchase is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The exhibits filed as part of this Current Report on Form 8-K are listed in the index to exhibits immediately preceding the signature page to this Current Report on Form 8-K, which index to exhibits is incorporated herein by reference.

Exhibit No.	Description of Exhibit
99.1	Press Release dated July 18, 2023

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROKIDNEY CORP.

Date:	July 18, 2023	By:	/s/ James Coulston
James Coulston Chief Financial Officer